                                                                   EXHIBIT(g)(1)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Neozyme II Corporation (A Development Stage Enterprise):


We have audited the accompanying balance sheets of Neozyme II Corporation (a development stage enterprise) as of December 31, 1995 and 1994, and the related statements of operations and cash flows for each of the three years in the period ended December 31, 1995 and cumulative from March 2, 1992 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neozyme II Corporation (a development stage enterprise) as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and cumulative from March 2, 1992 (date of inception) to December 31, 1995 in conformity with generally accepted accounting principles.





                                                 COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
March 1, 1996

                             NEOZYME II CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                     STATEMENTS OF OPERATIONS
                               (in thousands, except per share data)

                                                                    FOR THE
                                                                   YEARS ENDED                CUMULATIVE
                                                                   DECEMBER 31,              FROM MARCH 2,
                                                         -----------------------------       1992 (DATE OF
                                                           1995       1994      1993           INCEPTION)
                                                         --------   --------   -------       -------------

Investment income (Note A).............................  $  1,497   $  2,522   $ 5,567         $ 12,162
Costs and expenses (Note C):
     Technology license fee............................        --         --        --            5,000
     Research and development..........................    24,128     17,785    12,483           59,579
     General and administrative........................       327        227       324            1,196
                                                         --------   --------   -------         --------
          Total costs and expenses.....................    24,455     18,012    12,807           65,775
                                                         --------   --------   -------         --------
Net loss...............................................  $(22,958)  $(15,490)  $(7,240)        $(53,613)
                                                         ========   ========   =======         ========
Net loss per callable common share (Note A)............  $  (9.51)  $  (6.41)  $ (3.00)        $ (23.26)
                                                         ========   ========   =======         ========
Weighted average number of callable common shares
  outstanding (Note A).................................     2,415      2,415     2,415            2,305


   The accompanying notes are an integral part of these financial statements.

                             NEOZYME II CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                       BALANCE SHEETS
                                       (In thousands)


                                                                              DECEMBER 31,
                                                                          -------------------
                                                                            1995       1994
                                                                          --------   --------
                               ASSETS
Current assets:
     Cash and cash equivalents..........................................  $  5,546   $    135
     Short-term investments (Notes A and D).............................    21,501     13,116
     Prepaid research and development to Genzyme Corporation............        --        186
                                                                          --------   --------
          Total current assets..........................................    27,047     13,437
Long-term investments (Notes A and D)...................................        --     32,958
                                                                          --------   --------
Total assets............................................................  $ 27,047   $ 46,395
                                                                          ========   ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Payable to Genzyme Corporation (Note C)............................  $  2,469   $    729
     Accrued expenses...................................................        92        117
                                                                          --------   --------
          Total current liabilities.....................................     2,561        846
Note Payable to Genzyme Corporation (Note C)............................       100        100

Commitments and contingencies (Note E)

Stockholders' equity (Note B):
     Callable common stock, $1.00 par value; authorized 9,000,000
      shares, 2,415,000 shares issued and outstanding...................     2,415      2,415
     Additional paid-in capital.........................................    75,620     75,620
     Deficit accumulated during the development stage...................   (53,613)   (30,655)
     Unrealized loss on investments (Note A)............................       (36)    (1,931)
                                                                          --------   --------
          Total stockholders' equity....................................    24,386     45,449
                                                                          --------   --------
Total liabilities and stockholders' equity..............................  $ 27,047   $ 46,395
                                                                          ========   ========

   The accompanying notes are an integral part of these financial statements.

                            NEOZYME II CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)


                                      STATEMENTS OF CASH FLOWS
                                          (In thousands)


                                                              FOR THE YEARS ENDED         CUMULATIVE
                                                                  DECEMBER 31,           FROM MARCH 2,
                                                         -----------------------------   1992 (DATE OF
                                                           1995       1994      1993      INCEPTION)
                                                         --------   --------   -------   -------------
Cash flows from operating activities:
     Net loss..........................................  $(22,958)  $(15,490)  $(7,240)    $(53,613)
     Reconciliation of net income to net cash used by
       operating activities:
          (Gain) loss on sale of investments...........       218         (8)   (2,104)      (1,894)
          Amortization of premium......................       559        602        --        1,161
          Prepaid research and development.............       186       (186)       --           --
          Payable to Genzyme Limited...................        --         (7)      (51)          --
          Payabl to Genzyme Corporation................     1,740        286       443        2,469
          Accrued expenses.............................       (25)         6       (39)          92
                                                         --------   --------   -------     --------
          Net cash used by operating activities........   (20,280)   (14,797)   (8,991)     (51,785)

Cash flows from investing activities:
     Purchases of short-term investments...............        --         --   (20,160)     (31,216)
     Purchases of long-term investments................        --         --   (50,839)    (109,521)
     Sales of short-term investments...................    16,109     12,743    14,313       47,244
     Sales of long-term investments....................     9,582         --    63,107       72,689
                                                         --------   --------   -------     --------
          Net cash provided (used) by investing
            activities.................................    25,691     12,743     6,421      (20,804)

Cash flows from financing activities:
     Issuance of note payable to Genzyme Corporation...        --         --        --          100
     Issuance of common stock..........................        --         --        --       78,035
                                                         --------   --------   -------     --------
          Net cash provided by financing activities....        --         --        --       78,135
                                                         --------   --------   -------     --------

Increase (decrease) in cash and cash equivalents.......     5,411     (2,054)   (2,570)       5,546
Cash and cash equivalents, beginning of period.........       135      2,189     4,759            0
                                                         --------   --------   -------     --------
Cash and cash equivalents, end of period...............  $  5,546   $    135   $ 2,189     $  5,546
                                                         ========   ========   =======     ========
Supplemental disclosure:
     Classification of investments -- Note A

   The accompanying notes are an integral part of these financial statements.

                             NEOZYME II CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                               STATEMENTS OF STOCKHOLDERS' EQUITY
                               (In thousands, except share data)

                                                                                                DEFICIT
                                                                                 UNREALIZED    ACCUMULATED
                                                    COMMON STOCK     ADDITIONAL  GAIN/(LOSS)   DURING THE
                                                --------------------   PAID-IN       ON        DEVELOPMENT
                                                 SHARES      AMOUNT    CAPITAL   INVESTMENTS      STAGE
                                                ---------   --------  ---------  -----------   -----------

Shares issued upon
  incorporation...............................        100   $   --    $    --      $    --      $     --

Shares canceled upon public
     offering.................................       (100)      --         --           --            --

Issuance of Common Stock......................  2,415,000    2,415     75,620           --            --

Net loss......................................         --       --         --           --        (7,925)
                                                ---------   ------    -------      -------      --------

Balance, December 31, 1992....................  2,415,000    2,415     75,620           --        (7,925)

Net loss......................................         --       --         --           --        (7,240)
                                                ---------   ------    -------      -------      --------
Balance, December 31, 1993....................  2,415,000    2,415     75,620           --       (15,165)

Unrealized loss on
  investments.................................         --       --         --       (1,931)           --
Net Loss......................................         --       --         --           --       (15,490)
                                                ---------   ------    -------      -------      --------

Balance, December 31, 1994....................  2,415,000    2,415     75,620       (1,931)      (30,655)

Unrealized appreciation on
  investments.................................         --       --         --        1,895            --

Net Loss......................................         --       --         --           --       (22,958)
                                                ---------   ------    -------      -------      --------

Balance, December 31, 1995....................  2,415,000   $2,415    $75,620      $   (36)     $(53,613)
                                                =========   ======    =======      =======      ========

   The accompanying notes are an integral part of these financial statements.

                             NEOZYME II CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS: Neozyme II Corporation was incorporated in March 1992 to develop products for the treatment of cystic fibrosis by gene therapy or protein replacement (the "Field"). In 1993 Neozyme II's research program was expanded to include the products to be developed by Genzyme in collaboration with North American Biologics, Inc. ("NABI," formerly Univax Biologics, Inc.)

     The Company began operations on May 5, 1992 and is classified as a development stage enterprise. The Company will experience significant losses as substantially all of its capital will be spent to fund development of its products. It is not anticipated that the Company will receive any significant revenues unless and until it successfully commercializes any of its programs upon expiration of the Purchase Option (see Note C).

     EXHAUSTION OF AVAILABLE FUNDS Under the Development Agreement, Neozyme II is obligated to engage Genzyme to perform all of its research, development and clinical testing activities related to the Products. It is expected that Available Funds to pay for such activities will be substantially exhausted by December 31, 1996. There can be no assurance that, at such time, the development of the Products will have progressed to a point where Genzyme will have enough information to determine whether to exercise the Purchase Option.

     EXERCISE OF PURCHASE OPTION Genzyme may purchase all (but not less than all) of the Neozyme II Callable Common Stock at any time through December 31, 1996. Genzyme is not obligated to exercise the Purchase Option and will do so only if Genzyme perceives that such exercise is in its best interest. There can be no assurance that Genzyme's best interest in this regard will coincide with the best interest of Neozyme II's shareholders. If Genzyme does not exercise the Purchase Option, Neozyme II will need to find other ways to complete clinical testing and commercialize the Products. Neozyme II will have working capital of at least $1 million to fund these commercialization efforts. If Genzyme does not exercise the Purchase Option and Neozyme II decides to complete development, manufacture or market the products itself, Neozyme II will need substantial additional funds. Genzyme is not obligated to provide these funds and there can be no assurance that such funds will be available from others on attractive terms, if at all.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS: Cash equivalents, consisting primarily of U.S. Treasury bills and commercial paper purchased with initial maturities of three months or less, are valued at cost plus accrued interest, which approximates market.

     INVESTMENTS: Short-term investments include all investments with remaining maturities of twelve months or less. Long-term investments include all investments with remaining maturities greater than twelve months. As of December 31, 1995 the Company's investment portfolio, consisting primarily of debt securities classified as available for sale, is shown at market value and classified as current assets. It is management's intention to sell these securities in fiscal 1996. In computing realized gains or losses on the sale of securities, the Company determines cost on a specific identification basis. In 1994, the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The adoption of SFAS 115 did not have a material effect on the financial position or results of operations of the Company. SFAS 115 requires that, except for debt securities classified as held-to-maturity which are reported at amortized cost, investments in debt and equity securities be reported at fair value. The Company classifies its investments in debt securities as either held-to-maturity or available-for-sale based on facts and circumstances present

                            NEOZYME II CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

at the time the investments are purchased. As of December 31, 1995, the Company classified all investments in debt securities as available-for-sale. (See Note D -Investments).

     LOSS PER SHARE: Loss per share is based upon the weighted average number of shares of Callable Common Stock outstanding during the period. From March 2, 1992 (date of inception) through May 4, 1992 (immediately prior to the initial public offering), there were 100 shares outstanding.

     UNCERTAINTIES: The Company is subject to risks common to companies in the Biotechnology industry, including but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with FDA government regulations.

NOTE B. INITIAL PUBLIC OFFERING

     In May 1992, the Company completed an initial public offering of 2,415,000 shares of Callable Common Stock for net proceeds of $78.0 million. Each share of Callable Common Stock was accompanied by a warrant to purchase one share of Genzyme common stock and a callable warrant to purchase one share of Genzyme common stock. Neozyme II received all of the net proceeds of the offering and paid all of the offering costs, fees and expenses. All of the shares of Callable Common Stock are subject to an outstanding purchase option to Genzyme which expires on December 31, 1996. (See Note C). Effective December 1994, the stockholders of Genzyme approved the Genzyme Stock Proposal as described in Genzyme's Prospectus/Proxy Statement dated November 10, 1994 to redesignate Genzyme's Common Stock as General Division Common Stock on a share-for-share basis and a second class of common stock, designated as Tissue Repair Division Common Stock. Each warrant when exercised will grant the holder one share of General Division common stock and .135 of one share of Tissue Repair common stock.

NOTE C. ARRANGEMENTS WITH GENZYME CORPORATION

     Neozyme II has entered into the following arrangements with Genzyme:

     DEVELOPMENT AGREEMENT: Under the Development Agreement, Genzyme has been engaged to conduct research and development of the products and the Company is required to pay Genzyme, based on Genzyme's costs of conducting the research and development, all of the net proceeds of the initial public offering plus any interest or other income earned thereon, less amounts for the Company's working capital ($1.0 million) and administrative expenses and $5.0 million paid to Genzyme under a technology license agreement. During 1995, 1994 and 1993, Neozyme II incurred $24,128,000, $17,785,000, and $12,483,000, respectively, of expenses related to this agreement. At December 31, 1995 and 1994 the Company had a payable to Genzyme under the agreement of $2,469,000 and $729,000, respectively.

     TECHNOLOGY LICENSE AGREEMENT: The Company has an exclusive, worldwide license to Genzyme's technology relating to the products for use in the Field. Under this agreement, Neozyme II paid a nonrefundable fee of $5,000,000 to Genzyme in 1992.

     PURCHASE OPTION AGREEMENT: Under the Purchase Option Agreement, Genzyme has the option, exercisable not later than December 31, 1996, to purchase all, but not less than all, of the Callable Common Stock, at stated prices which increase over time. The purchase price increases based on a formula which pro rates evenly by month the difference between a given and a prior year purchase price plus the prior year purchase price.

                             NEOZYME II CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


IF THE STOCK PURCHASE               OPTION EXERCISE         TOTAL
OPTION IS EXERCISED                 PRICE PER SHARE        PAYMENT
---------------------               ---------------      ------------
During 1995.....................         $ 83            $200,445,000
During 1996.....................         $117            $282,555,000

     The Purchase Option Agreement terminates following a material incurred breach of the development agreement or the Technology License Agreement by one of the parties and the option exercise period may accelerate in the event of exhaustion of funds.

     SERVICES AGREEMENT: Under the Services Agreement, Genzyme's wholly-owned subsidiary Genzyme Limited is paid for providing certain management and administrative services to the Company, based upon actual costs. The Company incurred expenses of $79,000, $78,000, and $88,000 in 1995, 1994 and 1993,
respectively, under this agreement.

     SERIES 1992 NOTE: In 1992, the Company issued a promissory note to Genzyme in the principal amount of $100,000, bearing interest at 7% annually. The note is due on the day following termination of the Purchase Option Agreement and may not be prepaid. While the note is outstanding, Neozyme II may not issue additional capital stock, borrow more than $1 million in the aggregate, declare or pay dividends utilizing funds committed to be paid to Genzyme under the Development Agreement, merge, liquidate or sell all or substantially all of its assets without Genzyme's approval.

NOTE D. INVESTMENTS


     Investments in marketable securities at December 31 consisted of the following:

                                                                   1995               1994
                                                            -------------------------------------
                                                                      MARKET              MARKET
(DOLLARS IN THOUSANDS)                                       COST      VALUE     COST      VALUE
----------------------------------------------------------  -------   -------   -------   -------
Short Term:
  Corporate notes.........................................  $21,537   $21,501   $13,226   $13,116
                                                            =======   =======   =======   =======

Long Term:
  Corporate notes.........................................  $     0   $     0   $34,779   $32,958
                                                            =======   =======   =======   =======

     Gross realized holding losses included in interest income for 1995 were $218,000. In 1994, investment income included gross realized holding gains and losses of $17,000 and $9,000, respectively. Net realized gains included in investment income for 1993 were $2,104,000. Gross unrealized gains and losses included in stockholders equity at December 31, 1995 were $45,000 and $81,000, respectively, as compared to gross unrealized holding gains and losses at December 31, 1994 of $36,000 and $1,931,000, respectively.

NOTE E COMMITMENTS AND CONTINGENCIES

     In August 1993, Genzyme entered into a license and development agreement with NABI whereby Genzyme received a license to the vaccine and passive immunization antibody products being developed by NABI primarily for use in treating Pseudomonas infections in cystic fibrosis patients. In connection with the NABI license and development agreement, Neozyme II and Genzyme agreed to expand the field of the Technology License Agreement and the Development Agreement to include the products to be developed with NABI for any clinical indication. Neozyme II also agreed to (i) assume Genzyme's obligation to make milestone payments to NABI, (ii) fund Genzyme's share of the development costs of the products being developed with NABI, (iii) appoint NABI as its agent for the manufacture of such products and (iv) share the profits resulting from commercialization of such products with NABI.

                             NEOZYME II CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            FORM 10-Q, JUNE 30, 1996

                                TABLE OF CONTENTS


                                                                        PAGE NO.
                                                                        --------

PART I.   FINANCIAL INFORMATION

ITEM 1.   Unaudited Condensed Financial Statements

            Statements of Operations for the Three Months and
            Six Months Ended June 30, 1996 and 1995 and
            Cumulative from Inception (March 2, 1992) ...............     4

            Balance Sheets as of June 30, 1996 and
            December 31, 1995 .......................................     5

            Statements of Cash Flows for the Six Months Ended
            June 30, 1996 and 1995 and Cumulative from
            Inception (March 2, 1992) ...............................     6

            Notes to Unaudited Condensed Financial Statements .......     7

PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS


                                        NEOZYME II CORPORATION
                                   (A DEVELOPMENT STAGE ENTERPRISE)
                                        STATEMENTS OF OPERATIONS
                          (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                    THREE MONTHS ENDED             SIX MONTHS ENDED             CUMULATIVE
                                          JUNE 30,                      JUNE 30,                   FROM
                                   ---------------------        ----------------------           INCEPTION
                                    1996         1995            1996          1995           (MARCH 2, 1992)
                                     ----         ----            ----          ----           --------------

Investment income ..............   $   209      $   340         $    453      $    820            $ 12,615

Costs and expenses:
  Technology license fee .......         -            -                -             -               5,000
  Research and development .....     5,217        5,949           10,596        11,652              70,175
  General and administrative ...        83           98              162           158               1,358
                                   -------      -------         --------      --------            --------
                                     5,300        6,047           10,758        11,810              76,533
                                   -------      -------         --------      --------            --------

Net loss .......................   $(5,091)     $(5,707)        $(10,305)     $(10,990)           $(63,918)
                                   =======      =======         ========      ========            ========
Net loss per callable
 common share ..................   $ (2.11)     $ (2.36)        $  (4.27)     $  (4.55)           $ (27.59)
                                   =======      =======         ========      ========            ========

Weighted average callable
 common shares outstanding .....     2,415        2,415            2,415         2,415               2,317
                                   =======      =======         ========      ========            ========

              The accompanying notes are an integral part of these
                   unaudited, condensed financial statements.

                             NEOZYME II CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

                                                         JUNE 30,      DECEMBER 31,
                                                          1996            1995
                                                          ----            ----
               ASSETS

Current Assets:
   Cash and cash equivalents .......................    $  8,636        $  5,546
   Short-term investments ..........................       5,178          21,501
   Prepaid research and development ................         527               -
                                                        --------        --------
                                                        $ 14,341        $ 27,047
                                                        ========        ========

      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Payable to Genzyme Corporation ..................          29           2,469
   Accrued expenses ................................         129              92
                                                        --------        --------
      Total current liabilities ....................         158           2,561

Note payable to Genzyme Corporation ................         100             100

Stockholders' Equity:
   Callable common Stock, $1.00 par value;
    authorized 9,000,000 shares, 2,415,000
    shares issued and outstanding ..................       2,415           2,415
   Additional paid-in capital ......................      75,620          75,620
   Deficit accumulated during the
    development stage ..............................     (63,918)        (53,613)
   Unrealized loss on investments ..................         (34)            (36)
                                                        --------        --------
                                                          14,083          24,386
                                                        --------        --------
                                                        $ 14,341        $ 27,047
                                                        ========        ========

              The accompanying notes are an integral part of these
                   unaudited, condensed financial statements.


                                     NEOZYME II CORPORATION
                                (A DEVELOPMENT STAGE ENTERPRISE)
                                    STATEMENTS OF CASH FLOWS
                                    (UNAUDITED, IN THOUSANDS)

                                                                 SIX MONTHS ENDED
                                                                      JUNE 30,             CUMULATIVE
                                                               --------------------      FROM INCEPTION
                                                               1996            1995      (MARCH 2, 1992)
                                                               ----            ----      ---------------
Cash flow from operating activities:
    Net loss ............................................   $(10,305)        $(10,990)      $ (63,918)
    Reconciliation of net loss to net cash
     used by operating activities:
       (Gain)/loss on sale of investments ...............        (25)             226          (1,919)
       Accrued interest/amortization on investments .....       (365)             276             796
       Prepaid research and development .................       (527)            (374)           (527)
       Due from Genzyme Corporation .....................          -                -               -
       Payable to Genzyme Limited .......................          -                -               -
       Payable to Genzyme Corporation ...................     (2,440)            (729)             29
       Accrued expenses .................................         37               41             129
                                                            --------         --------       ---------

    Net cash used by operating activities ...............    (13,625)         (11,550)        (65,410)

Cash flow from investing activities:
    Purchases of short-term investments .................          -                -         (31,216)
    Purchase of long-term investment ....................          -                -        (109,521)
    Sales and maturities of short-term investments ......     16,715           22,638          63,959
    Sales and maturities of long-term investments .......          -                -          72,689
                                                            --------         --------       ---------

    Net cash provided (used) by investing activities ....     16,715           22,638          (4,089)

Cash flow from financing activities:
    Issuance of note payable to Genzyme Corporation .....          -                -             100
    Issuance of callable common stock ...................          -                -          78,035
                                                            --------         --------       ---------

    Net cash provided by financing activities ...........          -                -          78,135
                                                            --------         --------       ---------

Increase in cash and cash equivalents ...................      3,090           11,088           8,636
Cash and cash equivalents at beginning of period ........      5,546              135               -
                                                            --------         --------       ---------
Cash and cash equivalents at end of period ..............   $  8,636         $ 11,223       $   8,636
                                                            ========         ========       =========

              The accompanying notes are an integral part of these
                   unaudited, condensed financial statements.

                             NEOZYME II CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                  JUNE 30, 1996

                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS


1.   BASIS FOR PRESENTATION:

          Neozyme II Corporation ("Neozyme II" or the "Company") is a development stage enterprise engaged in the research, development and clinical testing of biotherapeutic products for the treatment of cystic fibrosis.

          These unaudited condensed financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the financial statements and footnotes included therein. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission rules and regulations.

          The financial statements for the three and six months ended June 30, 1996 and 1995 are unaudited but include, in the Company's opinion, all adjustments (consisting only of normally recurring accruals) necessary for a fair presentation of the results for the periods presented.

2.   ACCOUNTING POLICIES:

          The accounting policies underlying the quarterly financial statements are those set forth in Note A of the financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

          As of June 30, 1996, investments totaling $5,178,000 were classified as available for sale and, accordingly, unrealized holding losses totaling $34,000 have been recognized in a separate component of stockholders' equity.

3.   PURCHASE OPTION AGREEMENT WITH GENZYME CORPORATION:


          Under the Purchase Option Agreement, Genzyme has the option (the
     "Purchase Option"), exercisable not later than December 31, 1996, to purchase all, but not less than all, of the Callable Common Stock, at stated prices which increase over time. The purchase price increases based on a formula which prorates evenly by month the difference between a given and prior year purchase price plus the prior year purchase price.

     IF THE STOCK PURCHASE               OPTION EXERCISE        TOTAL
     OPTION IS EXERCISED:                PRICE PER SHARE       PAYMENT
     -------------------                 ---------------     ------------
     On or before December 31, 1995...        $ 83           $200,445,000
     December 31, 1996................         117            282,555,000

     The purchase price, if exercised at June 30, 1996, was $100.00 per share for a total payment of $241,500,000.

          The Purchase Option Agreement may be terminated by Neozyme II following expenditure of the funds available for its development program unless Genzyme funds or obtains funding to continue the development program.

4.   TERMINATION OF LICENSE AND DEVELOPMENT AGREEMENT WITH NABI

          Under agreement with Genzyme, Neozyme II funds Genzyme's obligations to provide development funding to NABI in exchange for the exclusive rights that Genzyme has acquired to market, on a worldwide basis, HyperGAM+[Trademark]CF, for the treatment of Pseudomonas lung infections in Cystic Fibrosis patients. In June 1996, Neozyme II and NABI announced the halt of their Phase II clinical trial for HyperGAM+[Trademark]CF after receiving the results of an interim analysis of the data from the trial by an independent statistician which showed no evidence of a reduction in the number of acute pulmonary exacerbations in trial participants. No major issues with the safety of the product were identified. On June 21, 1996, after review of the interim analysis data, the Board of Directors of Neozyme II voted unanimously to terminate the License and Development Agreement with NABI. Under the terms of this Agreement, Neozyme II is required to reimburse NABI for certain costs incurred in connection with the wind down of the HyperGAM+[Trademark]CF program up to maximum of $900,000.


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